MDU Resources Reports Higher Third Quarter Earnings

BISMARCK, N.D. — Nov. 1, 2017 — MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings from continuing operations of $89.6 million, or 46 cents per share, compared to third quarter 2016 earnings from continuing operations of $88.2 million, or 45 cents per share.

Including discontinued operations, MDU Resources reported third quarter earnings of $87.4 million, or 45 cents per share, compared to earnings of $82.8 million, or 42 cents per share, in third quarter 2016.

For the nine months ended Sept. 30, MDU Resources reported earnings from continuing operations of $168.8 million, or 86 cents per share, compared to $166.0 million, or 85 cents per share, for the first nine months of 2016. Including discontinued operations, the company had earnings of $165.1 million, or 84 cents per share, for the period, compared to a loss of $1.8 million, or 1 cent per share, in 2016.

Highlights from the third quarter include:

•	Construction services earns $13.1 million, up from $7.2 million in third quarter 2016; backlog of $676 million.

•	Construction materials earns $63.2 million; backlog of $520 million.

•	Electric and natural gas utility earns $4.8 million, up from $200,000 in third quarter 2016.

•	Pipeline and midstream earns $6.0 million, with record transportation volumes.

“We are pleased to report that all of our businesses performed well in the third quarter,” said David L. Goodin, president and CEO of MDU Resources. “Earnings were up 82 percent at construction services on record revenues, reflecting continuing demand for high-tech work, stronger equipment sales, and emergency power line repair work in hurricane-ravaged areas of the South. Construction materials had a solid quarter, although down from last year’s record results.

“Our combined utilities earned $4.8 million in the third quarter, up significantly from last year, due to implemented rate relief, higher electric and natural gas retail sales volumes, and conservation adjustments and weather normalization. Our pipeline business also had a solid quarter, earning $6.0 million, with record transportation volumes helping offset the absence of earnings from the Pronghorn assets, which we sold at the start of the year.

“We are excited about our ongoing growth plans, including organic projects at our pipeline and utility businesses, as well as merger and acquisition opportunities we are pursuing on the construction side of our business. Our operations are well-positioned to continue building a strong America.”

Business Unit Results
Construction Materials and Services
Earnings at the construction services business were $13.1 million for the third quarter, up from $7.2 million in third quarter 2016. The increase reflects higher outside construction margins, including higher outside equipment sales and rentals, as well as higher inside construction margins. With record year-to-date revenues of more than $1 billion through Sept. 30, revenue guidance for this business has been increased to a range of $1.25 billion to $1.35 billion for the year. Work backlog for construction services was $676 million at the end of the third quarter, an increase of 31 percent over the same period last year.

Third quarter 2017 earnings at the construction materials business were $63.2 million, compared to a record $69.5 million in third quarter 2016. Lower asphalt product margins resulting from lower volumes and lower construction margins were partially offset by higher aggregate margins primarily due to higher sales volumes. Because of weather-related delays at the start of the 2017 construction materials season and lower workloads in energy-producing states, revenue guidance for this business has been lowered to a range of $1.7 billion to $1.8 billion for the year. Construction materials backlog at the end of the third quarter was $520 million compared to $580 million in third quarter 2016.

Combined construction backlog of approximately $1.2 billion at Sept. 30 was up 9 percent compared to the same time last year.

Regulated Energy Delivery
The electric and natural gas utility earned $4.8 million in the third quarter of 2017, compared to $200,000 in third quarter 2016. The increase was driven primarily by cost recovery through regulatory relief as well as conservation adjustments and weather normalization in certain jurisdictions. Both electric and natural gas retail sales volumes increased 2 percent. The utility continues to seek regulatory recovery for costs associated with upgrading and expanding facilities to safely meet customer demand, including natural gas rate proceedings filed in the third quarter in Montana, North Dakota and Washington. Customer growth is expected to average 1 to 2 percent per year.

The pipeline and midstream business earned $6.0 million in the third quarter, compared to $6.7 million in the third quarter 2016. The decrease reflects the absence of earnings from the previously announced Jan. 1 sale of the company’s interest in the Pronghorn assets, partially offset by revenues from record transportation volumes, which were up 22 percent for the quarter compared to last year.

Discontinued Operations and Other
The results of MDU Resources’ former exploration and production and refining businesses have been reported as discontinued operations. The company has included in the “other” category any continuing results from these businesses, such as general and administrative costs and interest expense.

Earnings Per Share Guidance
The company narrowed its 2017 earnings per share guidance to the range of $1.10 to $1.20.

Conference Call
MDU Resources will host a webcast at 2 p.m. EDT Nov. 2 to discuss third quarter 2017 earnings results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay, available through Nov. 16, is 855-859-2056, or 404-537-3406 for international callers, conference ID 88177171.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Earnings

Business Line	Third Quarter 2017 Earnings	Third Quarter 2016 Earnings	YTD Sept. 30, 2017 Earnings	YTD Sept. 30, 2016 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$10.8	$6.9	$67.2	$55.0
Construction materials and services	76.3	76.7	97.4	109.0
Other and eliminations	2.5	4.6	4.2	2.0
Earnings from continuing operations	89.6	88.2	168.8	166.0
Loss from discontinued operations, net of tax	(2.2)	(5.4)	(3.7)	(299.5)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Earnings (loss) on common stock	$87.4	$82.8	$165.1	$(1.8)
Earnings (loss) per share:
Earnings from continuing operations	$.46	$.45	$.86	$.85
Discontinued operations attributable to the company, net of tax	(.01)	(.03)	(.02)	(.86)
Earnings (loss) per share	$.45	$.42	$.84	$(.01)

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•	Earnings per share for 2017 are projected to be in the range of $1.10 to $1.20.

•	The company's long-term compound annual growth goal on earnings per share is 5 percent to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration within and among its business units.

•	Estimated capital expenditures for 2017 are noted in the following table:

Capital Expenditures
Business Line	2017 Estimated
(In millions)
Regulated energy delivery
Electric	$103
Natural gas distribution	144
Pipeline and midstream	31
278
Construction materials and services
Construction services	15
Construction materials and contracting	46
61
Other	3
Additional growth capital	150
Total capital expenditures	$492
Note: Total capital expenditures is presented on a gross basis and excludes estimated net proceeds of $110 million in 2017.

Capital expenditures for 2017 include line-of-sight opportunities at the company's business units as well as additional growth capital. This additional growth capital is not allocated to a specific business unit and will be invested based on the risk-adjusted return potential of opportunities that are identified by the company's business development teams and is dependent upon the timing of such opportunities.

Based on the current level of capital expenditures and other key assumptions in the 2017 financial forecast, the company is not planning to issue equity this year. Estimated operating cash flows from operations are $450 million to $475 million in 2017.

Regulated Energy Delivery

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollars in millions, where applicable)
Operating revenues	$91.5	$82.2	$254.3	$238.9
Operating expenses:
Operation and maintenance	30.4	28.9	87.5	84.7
Electric fuel and purchased power	18.9	16.8	57.5	54.7
Depreciation, depletion and amortization	12.2	12.5	35.5	37.8
Taxes, other than income	3.7	3.6	11.1	10.2
	65.2	61.8	191.6	187.4
Operating income	26.3	20.4	62.7	51.5
Earnings	$15.7	$12.7	$37.9	$31.8
Retail sales (million kWh):
Residential	278.7	276.6	860.2	835.7
Commercial	377.7	373.3	1,122.7	1,089.5
Industrial	133.7	126.0	395.9	401.9
Other	28.5	23.3	75.7	66.5
	818.6	799.2	2,454.5	2,393.6
Average cost of electric fuel and purchased power per kWh	$.021	$.019	$.022	$.021

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$92.3	$87.9	$566.4	$500.1
Operating expenses:
Operation and maintenance	39.6	39.5	119.2	116.6
Purchased natural gas sold	36.4	37.6	314.9	273.7
Depreciation, depletion and amortization	17.4	16.6	51.7	49.6
Taxes, other than income	8.2	8.0	37.3	34.3
	101.6	101.7	523.1	474.2
Operating income (loss)	(9.3)	(13.8)	43.3	25.9
Earnings (loss)	$(10.9)	$(12.5)	$14.2	$4.9

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Volumes (MMdk)
Sales:
Residential	3.9	3.9	40.4	34.2
Commercial	4.0	3.8	29.0	24.5
Industrial	.8	.8	3.3	3.0
	8.7	8.5	72.7	61.7
Transportation:
Commercial	.3	.3	1.4	1.2
Industrial	35.8	37.3	102.1	108.2
	36.1	37.6	103.5	109.4
Total throughput	44.8	46.1	176.2	171.1
Degree days (% of normal)*
Montana-Dakota/Great Plains	242%	174%	99%	84%
Cascade	80%	93%	110%	80%
Intermountain	178%	147%	113%	94%
Average cost of natural gas, including transportation, per dk	$4.20	$4.44	$4.33	$4.44
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $4.8 million in the third quarter of 2017, compared to $200,000 for the same period in 2016. The earnings increase of $4.6 million reflects higher electric retail sales margins due to approved rate recovery, the recovery of additional investment in a Midcontinent Independent System Operator multivalue project and higher retail sales volumes of 2 percent to all customer classes. Also reflected in the increase was higher natural gas distribution retail sales margins largely resulting from approved rate recovery, weather normalization and conservation adjustments to offset warmer weather in certain jurisdictions and 2 percent higher retail sales volumes resulting from colder weather in other jurisdictions. Partially offsetting these increases were higher operation and maintenance expense, largely due to higher payroll-related costs and material costs, and lower tax credits.
The following information highlights the key growth strategies, projections and certain assumptions for the utility businesses:

•
The company expects to grow its rate base by approximately 4 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 12 percent compounded annually over the past five-year period. The utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, and electric and natural gas distribution. Rate base at Dec. 31, 2016, was $1.9 billion.

•	The company expects its customer base to grow by 1 percent to 2 percent per year.

•
In June 2016, the company, along with a partner, began a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The project has been approved as a MISO multivalue project. All of the necessary easements have been secured. The company's total capital investment in this project is expected to be in the range of $150 million to $170 million. The company expects this project to be completed in 2019.

•
In December 2016, the company signed a 25-year agreement to purchase power from the expansion of the Thunder Spirit Wind farm in southwest North Dakota. The agreement includes an option to buy the project at the close of construction. The expansion of the Thunder Spirit Wind farm will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy and, if purchased, will increase the company's generation portfolio from approximately 22 percent renewables to 27 percent. The original 107.5-MW Thunder Spirit Wind farm includes 43 turbines; it was purchased by the company in December 2015. The expansion will include 16 turbines, and is expected to be on line in December 2018. Acquisition costs for the project are estimated to be $85 million. In June 2017, the company filed with the North Dakota Public Service Commission a request for an advance determination of prudence for the purchase of this expansion.

•
The company filed its 2017 North Dakota Electric Integrated Resource Plan and 2017 Montana Electric Integrated Resource Plan in June and September, respectively. The plans include the proposed purchase of the Thunder Spirit Wind farm expansion project and the development and design of a large combined-cycle, natural gas-fired facility to be expected in 2025 or later.

•	The company is involved in a number of natural gas pipeline projects to enhance the safety, reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

The company continues to be focused on the regulatory recovery of its investments. Since Jan. 1, 2017, the company has implemented final rate increases totaling $37.3 million in annual revenue. This includes electric rate proceedings in Montana, North Dakota, South Dakota, Wyoming and before the Federal Energy Regulatory Commission, and natural gas proceedings in Idaho, Minnesota, Montana, Oregon and Washington. Recently approved final rates include:

•
On Aug. 12, 2016, the company filed an application with the Idaho Public Utilities Commission for a natural gas rate increase of approximately $10.2 million annually or approximately 4.1 percent above current rates. The request included rate recovery associated with increased investment in facilities and increased operating expenses. On April 28, 2017, the IPUC issued an order approving an increase of approximately $4.1 million or approximately 1.6 percent above current rates based on a 9.5 percent return on equity effective with service rendered on and after May 1, 2017. On May 18, 2017, the company filed a petition with the IPUC requesting the reconsideration of certain items denied in the order dated April 28, 2017. On June 15, 2017, the IPUC granted the request for reconsideration. On Aug. 17, 2017, the company, the IPUC staff and the interveners of the case filed a stipulation and settlement resolving all issues. The stipulation and settlement reflected an increase of approximately $1.2 million or 1.36 percent more in annual revenue than the amounts approved on April 28, 2017, as well as changes in billing determinants. The total annual increase in revenue of approximately $6.7 million was approved by the IPUC on Sept. 14, 2017, with rates effective Oct. 1, 2017.

•
On May 31, 2017, the company filed an application with the Washington Utilities and Transportation Commission for an annual pipeline replacement cost recovery mechanism of approximately $1.6 million or approximately .75 percent of additional revenue. The requested increase includes incremental pipeline replacement investments associated with qualifying pipeline integrity projects. On Oct. 12, 2017, the company filed a required update revising the request to approximately $1.3 million or approximately .61 percent of additional revenue and on Oct. 26, 2017, the WUTC approved the order with rates effective Nov. 1, 2017.

•
On Sept. 1, 2017, the company submitted an update to its transmission formula rate under the MISO tariff, which reflects an incremental increase of approximately $2.5 million to include a revenue requirement for the company's multivalue project, for a total of $13.6 million effective Jan. 1, 2018.

The company is requesting rate increases totaling $15.4 million in annual revenue, which includes $4.6 million in implemented interim rates. Cases recently filed include:

•
On July 21, 2017, the company filed an application with the NDPSC for a natural gas rate increase of approximately $5.9 million annually or approximately 5.4 percent above current rates. The requested increase is primarily to recover the increased investment in distribution facilities to enhance system safety and reliability and the depreciation and taxes associated with the increase in investment. The company is also introducing a System Safety and Integrity Program and the proposed adjustment mechanism required to fund the SSIP. The company requested an interim increase of approximately $4.6 million or approximately 4.2 percent, subject to refund. On Sept. 6, 2017, the NDPSC approved the request for interim rates effective with service rendered on or after Sept. 19, 2017. This matter is pending before the NDPSC.

•
On Aug. 31, 2017, the company filed an application with the WUTC for a natural gas rate increase of approximately $5.9 million annually or approximately 2.7 percent above current rates. The requested increase includes costs associated with increased infrastructure investment and the associated operating expenses. This matter is pending before the WUTC.

•
On Sept. 25, 2017, the company filed an application with the Montana Public Service Commission for a natural gas rate increase of approximately $2.8 million annually or approximately 4.1 percent above current rates. The requested increase is primarily to recover the increased investment in distribution facilities to enhance system safety and reliability and the depreciation and taxes associated with the increase in investment. The company is also introducing an SSIP and the proposed adjustment mechanism required to fund the SSIP. The company requested an interim increase of approximately $1.6 million or approximately 2.3 percent, subject to refund. This matter is pending before the MTPSC.

•
On Sept. 29, 2017, the company filed an application with the Oregon Public Utility Commission for an annual pipeline replacement safety cost recovery mechanism of approximately $784,000 or approximately 1.2 percent of additional revenue. The requested increase includes incremental pipeline replacement investments associated with qualifying pipeline integrity projects. If approved, rates will be effective Jan. 1, 2018. This matter is pending before the OPUC.

For a further discussion on the company's regulatory matters, refer to Item 1 - Notes to Consolidated Financial Statements in the company's Form 10-Q for the period ended September 30, 2017.

Pipeline and Midstream
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$31.6	$36.0	$89.9	$105.8
Operating expenses:
Operation and maintenance	13.7	14.1	40.9	43.1
Depreciation, depletion and amortization	4.2	6.2	12.4	18.5
Taxes, other than income	3.1	3.0	9.2	8.9
	21.0	23.3	62.5	70.5
Operating income	10.6	12.7	27.4	35.3
Earnings	$6.0	$6.7	$15.1	$18.3
Transportation volumes (MMdk)	82.4	67.7	228.9	217.1
Natural gas gathering volumes (MMdk)	4.1	5.1	12.1	15.0
Customer natural gas storage balance (MMdk):
Beginning of period	25.1	28.1	26.4	16.6
Net injection	9.5	7.2	8.2	18.7
End of period	34.6	35.3	34.6	35.3

The pipeline and midstream business reported earnings of $6.0 million in the third quarter of 2017, compared to $6.7 million for the same period in 2016. The earnings decrease of $700,000 reflects lower earnings due to the sale of the Pronghorn assets in January 2017. Partially offsetting the decrease were higher transportation revenues, primarily from increased off-system transportation volumes due to recently completed organic growth projects and volumes transported to storage.
The following information highlights the key growth strategies, projections and certain assumptions for this business:

•
In September 2016, the company secured sufficient capacity commitments and started survey work on a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. The Valley Expansion project will connect the Viking Gas Transmission Company pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. Cost of the expansion is estimated at $55 million to $60 million. The project, which is designed to transport 40 million cubic feet of natural gas per day, is under the jurisdiction of the FERC. In October 2016, the company received FERC approval on its pre-filing for the Valley Expansion project. With minor enhancements, the pipeline will be able to transport significantly more volume if required, based on capacity requested or as needed in the future as the region's demand grows. Following receipt of necessary permits and regulatory approvals, construction is expected to begin in 2018 with completion expected late that same year.

•
The Charbonneau and Line Section 25 expansion projects, which include a new compression station as well as other compression additions and enhancements at existing stations, were placed into service in the second quarter of 2017. The company has signed long-term agreements supporting the expansion projects.

•
In June 2017, the company announced plans to complete a Line Section 27 expansion project in the Bakken producing area in northwestern North Dakota. The project will include approximately 13 miles of new pipeline and associated facilities. The project, as designed, will increase capacity by over 200 million cubic feet per day and bring total capacity to over 600 million cubic feet per day. The project is expected to be placed in service in the fall of 2018. The company has signed long-term contracts supporting this expansion and expects construction costs to range from $27 million to $30 million.

•	The company continues to focus on growth and improving existing operations through organic projects and acquisitions in all areas in which it operates.

Construction Materials and Services

Construction Services
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$374.5	$280.8	$1,010.4	$822.8
Operating expenses:
Operation and maintenance	336.4	255.8	906.1	750.1
Depreciation, depletion and amortization	3.9	3.9	11.9	11.4
Taxes, other than income	11.8	9.3	36.7	29.7
	352.1	269.0	954.7	791.2
Operating income	22.4	11.8	55.7	31.6
Earnings	$13.1	$7.2	$32.9	$20.2

The construction services business reported earnings of $13.1 million in the third quarter of 2017, compared to $7.2 million for the same period in 2016. The earnings increase of $5.9 million reflects higher outside construction margins, resulting from higher workloads in areas impacted by hurricane activity and higher outside equipment sales and rentals, as well as higher inside construction margins. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs.
The following information highlights the key growth strategies, projections and certain assumptions for the construction services business:

•	Backlog at Sept. 30 was $676 million, compared to $518 million a year ago.

•	Projected revenues included in the company's 2017 earnings guidance have been increased from a range of $1.2 billion to $1.3 billion to a range of $1.25 billion to $1.35 billion.

•	The company anticipates margins in 2017 to be comparable to 2016 margins.

•
The company continues to pursue opportunities to provide service to the transmission, distribution, substations, utility services, industrial, commercial, high-technology, mission critical, manufacturing, institutional, hospitality, gaming, entertainment, infrastructure, and renewable markets. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the 13th-largest specialty contractor, as ranked on Engineering News-Record’s 2017 Top 600 Specialty Contractors list, the company continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Construction Materials and Contracting
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$686.1	$724.7	$1,388.6	$1,476.0
Operating expenses:
Operation and maintenance	555.2	582.2	1,198.3	1,243.4
Depreciation, depletion and amortization	14.0	14.4	42.1	44.3
Taxes, other than income	12.0	12.2	32.9	33.7
	581.2	608.8	1,273.3	1,321.4
Operating income	104.9	115.9	115.3	154.6
Earnings	$63.2	$69.5	$64.5	$88.8
Sales (000's):
Aggregates (tons)	10,078	9,997	20,957	21,281
Asphalt (tons)	3,009	3,507	5,054	5,959
Ready-mixed concrete (cubic yards)	1,098	1,146	2,697	2,840
The construction materials business reported earnings of $63.2 million in the third quarter of 2017, compared to $69.5 million for the same period in 2016. The earnings decrease of $6.3 million reflects lower asphalt product margins primarily due to increased competition and less available work resulting in lower volumes, as well as lower construction margins primarily resulting from lower revenues in energy producing states. Partially offsetting these increases were higher aggregate margins, primarily higher sales volumes due to increased demand and timing of projects in the quarter, and higher other product line margins.
The following information highlights the key growth strategies, projections and certain assumptions for the construction materials business:

•	Backlog at Sept. 30 was $520 million, compared to $580 million a year ago.

•	Projected revenues included in the company's 2017 earnings guidance have been decreased from a range of $1.8 billion to $1.9 billion to a range of $1.7 billion to $1.8 billion.

•	The company anticipates margins in 2017 to be slightly lower as compared to 2016 margins.

•
The company expects public sector workload growth as anticipated new state and local infrastructure spending initiatives are introduced. California's $52.4 billion Road Repair and Accountability Act of 2017 and Oregon's $5.3 billion transportation package are expected to drive demand in both the near and far term in those states.

•
As one of the country's largest sand and gravel producers, the company will continue to strategically manage its 1.0 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Other

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$2.1	$2.7	$6.1	$6.7
Operating expenses:
Operation and maintenance	.1	2.4	5.7	6.3
Depreciation, depletion and amortization	.5	.5	1.5	1.6
Taxes, other than income	—	.1	.1	.1
	.6	3.0	7.3	8.0
Operating income (loss)	1.5	(.3)	(1.2)	(1.3)
Earnings (loss)	$.6	$(1.0)	$(1.9)	$(3.6)

Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations. Other reported earnings of $600,000 in the third quarter of 2017, compared to a loss of $1.0 million for the same period in 2016. The increase in earnings of $1.6 million was primarily due to lower operation and maintenance expense, largely due to the absence of general and administrative costs previously allocated to the refining business and lower insurance costs. Also contributing to the increase was lower interest expense due to the repayment of long-term debt with the sale of the remaining exploration and production assets.

Discontinued Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$(.3)	$.2	$2.4	$(303.0)
Intercompany eliminations*	(1.9)	(5.6)	(6.1)	3.5
Loss from discontinued operations, net of tax	(2.2)	(5.4)	(3.7)	(299.5)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Loss from discontinued operations attributable to the company, net of tax	$(2.2)	$(5.4)	$(3.7)	$(167.8)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.
The company's discontinued operations reported a loss of $2.2 million in the third quarter of 2017, compared to a loss of $5.4 million in 2016, as a result of lower income tax adjustments.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance, other financial and business projections, and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of pipelines and power generation and transmission facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain cost effective financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•
The company's electric and natural gas transmission and distribution operations involve risks that may result in accidents. These events and pipeline safety regulation costs could adversely affect the company's business and its results of operations and cash flows.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	The company may be subject to potential material liabilities relating to the past sale of assets or businesses, primarily arising from events prior to sale.

Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

•	Acquisition, disposal and impairments of assets or facilities.

•	Changes in operation, performance and construction of plant facilities or other assets.

•	Changes in present or prospective generation.

•	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

•	The availability of economic expansion or development opportunities.

•	Population growth rates and demographic patterns.

•	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

•	The cyclical nature of large construction projects at certain operations.

•	Changes in tax rates, policies or tax reform.

•	Unanticipated project delays or changes in project costs, including related energy costs.

•	Unanticipated changes in operating expenses or capital expenditures.

•	Labor negotiations or disputes.

•	Inability of the contract counterparties to meet their contractual obligations.

•	Changes in accounting principles and/or the application of such principles to the company.

•	Changes in technology.

•	Changes in legal or regulatory proceedings.

•	The ability to effectively integrate the operations and the internal controls of acquired companies.

•	The ability to attract and retain skilled labor and key personnel.

•	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,272.5	$1,208.6	$3,278.1	$3,112.7
Operating expenses:
Operation and maintenance	972.9	920.5	2,351.1	2,237.5
Electric fuel and purchased power	18.9	16.8	57.5	54.7
Purchased natural gas sold	33.3	34.3	283.9	242.8
Depreciation, depletion and amortization	52.2	54.1	155.1	163.2
Taxes, other than income	38.8	36.2	127.3	116.9
	1,116.1	1,061.9	2,974.9	2,815.1
Operating income	156.4	146.7	303.2	297.6
Other income	1.0	1.7	2.8	3.7
Interest expense	20.9	22.3	62.0	67.4
Income before income taxes	136.5	126.1	244.0	233.9
Income taxes	46.9	37.7	74.5	67.4
Income from continuing operations	89.6	88.4	169.5	166.5
Loss from discontinued operations, net of tax	(2.2)	(5.4)	(3.7)	(299.5)
Net income (loss)	87.4	83.0	165.8	(133.0)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Loss on redemption of preferred stocks	—	—	.6	—
Dividends declared on preferred stocks	—	.2	.1	.5
Earnings (loss) on common stock	$87.4	$82.8	$165.1	$(1.8)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.46	$.45	$.86	$.85
Discontinued operations attributable to the company, net of tax	(.01)	(.03)	(.01)	(.86)
Earnings (loss) per common share – basic	$.45	$.42	$.85	$(.01)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.46	$.45	$.86	$.85
Discontinued operations attributable to the company, net of tax	(.01)	(.03)	(.02)	(.86)
Earnings (loss) per common share – diluted	$.45	$.42	$.84	$(.01)
Dividends declared per common share	$.1925	$.1875	$.5775	$.5625
Weighted average common shares outstanding – basic	195.3	195.3	195.3	195.3
Weighted average common shares outstanding – diluted	195.8	195.8	195.9	195.8

	September 30,
	2017		2016
	(Unaudited)
Other Financial Data
Book value per common share	$12.05		$11.62
Market price per common share	$25.95		$25.44
Dividend yield (indicated annual rate)	3.0%		2.9%
Price/earnings from continuing operations ratio (12 months ended)	21.6	x	22.5	x
Market value as a percent of book value	215.4%		218.9%
Net operating cash flow (year to date)*	$272		$276
Total assets*	$6,344		$6,318
Total equity*	$2,354		$2,285
Total debt*	$1,741		$1,902
Capitalization ratios:
Total equity	57.5%		54.6%
Total debt	42.5		45.4
	100.0%		100.0%
    * In millions